Exhibit 10.2

Berkshire Hills Bancorp, Inc.

Executive Compensation Proposal

Glenn S. Welch

Overview:

As you know, Berkshire Hills Bancorp, Inc. (“Berkshire”) has entered into an Agreement and Plan of Merger between Berkshire and Hampden Bancorp, Inc. (“Hampden”), dated as of November 3, 2014.  This proposal describes your current agreement and the proposal for your future compensation.

Current Arrangements:

•                  Employment Agreement - Your employment agreement provides for a lump sum cash payment equal to three (3) times your prior five-year “annual compensation” (as defined in the employment agreement) and up to 18 months of continued health and dental insurance at no cost to you, if following a Change in Control your employment is terminated Without Cause or With Good Reason.  Your employment agreement also provides that you will receive the benefits you would have received under any tax-qualified retirement plan and non-tax-qualified retirement plan for thirty-six (36) months.  In addition, if you are offered employment that is comparable in terms of compensation and responsibilities, and you remain employed for six (6) months, you will receive a lump sum payment equal to 3 months base salary.

•                  You are also subject to certain non-competition and non-solicitation obligations for one (1) year following your termination of employment under the employment agreement.

•                  Salary Continuation Agreement — You also participate in an executive salary continuation agreement.  Under the terms of that agreement, upon a change in control, you are entitled to an annual benefit (paid in monthly installments beginning at age 65 equal to $60,000 for the remainder of your life).

Proposed Compensation Arrangements:

•                  Effective on the closing date of the merger, you will be employed by Berkshire in an executive position as Regional President of the Springfield, MA and Connecticut Regions, and other executive duties as determined by Berkshire’s President and Chief Executive Officer.  Your initial base salary will be $350,000.

•                  Effective on the closing date of the merger, you will participate in Berkshire’s change in control severance plan on similar terms as other similarly situated executives (and with the same change in control multiple as provided under your current agreement).

•                  Effective on the closing date of the merger, you will receive a stay bonus of $250,000, one-half payable in cash, and one-half payable in the form of restricted stock that will vest over three years, with one-third vesting each year.

•                  Assuming you are still employed by Berkshire on the date that is one-year from the closing date of the merger, you will receive a stay bonus of $250,000, one-half payable in cash, and one-half payable in the form of restricted stock that will vest over three years, with one-third vesting each year.  You will also receive this payment if Berkshire terminates your employment prior to the one-year anniversary of the closing date for a reason other than cause (as such term is defined in Berkshire’s employment agreement with its President and Chief Executive Officer).

•                  Hampden will terminate your salary continuation agreement prior to the effective time of the merger.  Within 45 days of the termination of the agreement, you will receive a lump sum payment equal to the present value of the benefits otherwise due under the agreement.

•                  You will agree to add an automatic limitation to your salary continuation agreement, so that amounts and benefits payable to you in connection with the change in control will be automatically limited so as not to permit any excess parachute payments under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”).

•                  Hampden will terminate your employment agreement prior to the effective time of the merger, and you will not receive any payment or benefits under the agreement. You will provide any consents that may be required.

•                  Effective October 31, 2014, you agree that any compensation resulting from the exercise of stock options and/or the sale of stock received upon such stock option exercise will not be included in the definition of “annual compensation” under your employment agreement for purposes of determining cash severance that may be due in connection with a change in control.

•                  All payment amounts are subject to adjustment depending on final tax calculations, confirmation of 2010 through 2014 compensation, and are subject to applicable tax withholding.  All payments of deferred compensation will be subject to a six-month delay if and to the extent necessary and advisable to avoid additional taxes and penalties under Section 409A of the Code.

•                  Berkshire makes no representation and warranties with respect to excess parachute payments under Section 280G of the Code and does not undertake any liability or indemnification with respect to any related taxes.

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A C C E P T E D

BERKSHIRE HILLS BANCORP, INC.

By	/s/ MICHAEL P. DALY	November 3, 2014
	Name: Michael P. Daly Title: President and Chief Executive Officer	Date

By signing below, you agree that this term sheet will be binding upon you, will take effect on the Closing Date, and will as of such date supersede any other employment, severance, change of control or related agreements between the undersigned executive and Hampden and its affiliates.  The parties agree to work in good faith to document the terms of this agreement into one or more written documents consistent with the terms set forth herein.  In the event that the Merger Agreement is terminated prior to the occurrence of the Closing Date, this term sheet shall become null and void and of no effect.

By	/s/ GLENN S. WELCH	November 3, 2014
	Glenn S. Welch	Date